Exhibit 99.1

BioTime’s Subsidiary OncoCyte Corporation Publishes Data on the Gene FSIP1 as a Breast Cancer-Specific Marker

- FSIP1 is one component of a panel of markers comprising PanC-DxTM, a blood-based cancer screen -

ALAMEDA, Calif.--(BUSINESS WIRE)--August 5, 2013--BioTime, Inc. (NYSE MKT: BTX) and BioTime’s subsidiary OncoCyte Corporation today announced the publication of a scientific report on the gene FSIP1 and its potential as a marker for breast cancer. The paper, published in the peer-reviewed journal Biomarkers in Medicine and available online today, describes the microarray-based approach used to identify FSIP1 as a breast cancer biomarker with significantly elevated expression in breast tumors expressing the estrogen receptor, which represents 70-80% of all breast cancers. In addition to elevated gene expression, FSIP1 protein was also expressed within tumors at significant levels whereas little to no expression was found in most normal tissues, including healthy breast tissue. Combined, these findings lay the foundation for novel diagnostic and therapeutic strategies, including the measurement of FSIP1 in the blood as a screen for the presence of cancer, as well as targeting of FSIP1 as an antigen in cancer immunotherapy approaches.

Based on large unmet need, market size, and data generated thus far from patient sample screening, OncoCyte is initially focusing its efforts on identifying biomarkers that may be used to detect and monitor breast and bladder cancers. OncoCyte has been developing, characterizing, and manufacturing monoclonal antibodies for use in detecting breast cancer, in preparation for the initiation of the first clinical study of PanC-DxTM and is currently working with a select group of cancer researchers to finalize a study protocol for submission to the institutional review boards of the study sites. If clinical trials are successful, OncoCyte intends to launch PanC-DxTM as an in vitro diagnostic (IVD) in Europe before seeking FDA approval required to market PanC-DxTM in the United States.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products. Asterias Biotherapeutics, Inc. is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

About OncoCyte Corporation

OncoCyte Corporation is a majority-owned subsidiary of BioTime, Inc. OncoCyte's mission is to develop novel products for the diagnosis and treatment of cancer in order to improve both the quality and length of life of cancer patients. OncoCyte's molecular diagnostics division is developing products for earlier detection of a variety of cancers. In addition to its diagnostic product line, OncoCyte is developing cellular therapies to treat cancer based on the unique biology of vascular precursor cells. The goal of OncoCyte's therapeutic research efforts is to derive vascular cells that can be engineered to deliver a toxic payload to the developing blood vessels of a malignant tumor to destroy the tumor without killing nearby normal tissues in the body. Additional information on OncoCyte can be found on the web at www.oncocyte.com

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Robert Peabody
Sr. VP & CFO
510-521-3390, ext 302
rpeabody@biotimemail.com
or
Judith Segall
510-521-3390, ext 301
jsegall@biotimemail.com